Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3, No. 333-155975 and 333-150125, and in the related Prospectuses, of our report dated March 16, 2009, relating to the consolidated financial statements of Ship Finance International Limited and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, included in this annual report on Form 20-F.

/s/ MSPC
 Certified Public Accountants and Advisors
 A Professional Corporation

New York, New York
March 23, 2009